Exhibit 14.1

MOHEN, INC.

2006 STOCK AWARD PLAN

1. Purposes of the Plan. The Company, by means of the Plan, seeks to attract and retain qualified personnel for positions as Employees, Directors and Consultants and to provide incentives to such personnel to exert maximum efforts for the success of the Company.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state laws, U.S. federal laws, the Code, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Awards are granted under the Plan.

(c) “Awardholder” means the holder of an outstanding Option or Stock Award granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of voting securities outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any affiliate and the Awardholder shall supersede the foregoing definition with respect to Stock Awards or Options subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Mohen, Inc., a Delaware corporation.

(j) “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or license, or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least thirty percent (30%) of the outstanding securities of the Company; or

(iii) a merger, consolidation or similar transaction whether or not the Company is the surviving Company.

(1) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or The NASDAQ SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(q) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Initial Public Offering” means the effective date of a registration statement (on Form S-1 or its successor) for the Common Stock.

(s) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(t) “Option” means a stock option granted pursuant to the Plan.

(u) “Option Agreement” means a written or electronic agreement between the Company and an Awardholder evidencing the terms and conditions of an individual Option. The Option Agreement is subject to the terms and conditions of the Plan.

(v) “Optioned Stock” means the Common Stock subject to an Option or a Stock Award.

(w) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(x) “Plan” means this 2006 Stock Award Plan.

(y) “Restricted Stock” means Shares issued pursuant to a Stock Award or Shares of restricted stock issued pursuant to an Option that are subject to a repurchase option by the Company.

(z) “Restricted Stock Agreement” means a written or electronic agreement between the Company and the Awardholder evidencing the terms and conditions of the individual Stock Award. The Restricted Stock Agreement is subject to the terms and conditions of the Plan.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Service Provider” means an Employee, Director or Consultant.

(cc) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 below.

(dd) “Stock Award” means a right to receive or purchase Common Stock pursuant to Section 11 below.

(ee) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) General. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 4,449,308.1 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

(b) Availability of Shares Not Delivered under Awards.

(i) If any Shares subject to an Option or Stock Award, are forfeited, expire or otherwise terminate without issuance of such Shares, or any Option or Stock Award, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Option or Stock Aware, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Award under the Plan, subject to Section 3(b)(iv) below.

(ii) If any Shares issued pursuant to an Option or Stock Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the Shared not acquired under such Option or Stock Award shall revert to and again become available for issuance under the Plan.

(iii) In the event that any Option or Stock Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or Stock Aware are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iv) Notwithstanding anything in this Section 3(b) to the contrary and solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 3(b) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

4. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Options and Stock Awards may from time to time be granted hereunder;

(iii) to approve forms of agreement for use under the Plan;

(iv) to determine the terms and conditions of any Option or Stock Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the number of Shares subject to the award, the time or times when Options or Stock Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Award or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(v) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vi) to allow or require Awardholders to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Awardholders to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(vii) to construe and interpret the terms of the Plan and Options granted pursuant to the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Awardholders.

5. Eligibility. Nonstatutory Stock Options and Stock Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Incentive Stock Option Limit. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardholder during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) At-Will Employment. Neither the Plan nor any Option or Stock Awards shall confer upon any Awardholder any right with respect to continuing the Awardholder’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause, and with or without notice.

7. Term of Plan. Subject to stockholder approval in accordance with Section 19, the Plan shall become effective upon its adoption by the Board. Unless sooner terminated under Section 16, it shall continue in effect for a term of ten (10) years from the later of (i) the effective date of the Plan, or (ii) the most recent Board approval of an increase in the number of Shares reserved for issuance under the Plan (contingent on shareholder approval of such increase).

8. Term of Option. The maximum term of each Option shall be stated in the Option Agreement; provided, however, that the maximum term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Awardholder who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the maximum term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) If an Option is granted with a per Share exercise price below the per Share Fair Market Value of the Common Stock on the grant date, then the Option shall contain such additional terms as necessary to comply with Section 409A of the Code.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(b) Forms of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (i) cash, (ii) check, (iii) according to a deferred payment or other similar arrangement with the Awardholder, (iv) other Shares, (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (vi) cancellation of a portion of the Option to be exercised, (vii) any other form of legal consideration as determined by the Administrator or (viii) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company (or from the Option itself at or before the time of exercise), shall be paid only by Shares that have been held for such period of time required to avoid a charge to earnings for financial accounting purposes.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised and (iii) any additional documentation required by the Company. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Awardholder or, if requested by the Awardholder, in the name of the Awardholder and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive allocations of profits or losses or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for an allocation of profit or loss or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan. An Awardholder shall only be entitled to prospective allocations of profit or loss upon issuance of Shares pursuant to an Option exercise.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If an Awardholder ceases to be a Service Provider other than due to death or Disability, such Awardholder may exercise his or her Option within thirty (30) days after the Awardholder ceases to be a Service Provider or such other period of time as specified in the Option Agreement (but in no event later than the expiration of the maximum term of the Option as set forth in the Plan or, if less, in the Option Agreement), and only to the extent that the Option is vested and exercisable on the date of termination. If an Awardholder ceases to be a Service Provider as a result of the Awardholder’s death or Disability, the Awardholder (or in the case of the Awardholder’s death, the Awardholder’s estate, designated beneficiary or by the person(s) to whom the Option is transferred pursuant to the Awardholder’s will or in accordance with the laws of descent and distribution) may exercise the Awardholder’s Option within six (6) months of termination, or such longer period of time as specified in the Option Agreement, to the extent the Option is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, any Shares subject to the Option that are not vested or subject to vesting acceleration may not be exercised by the Awardholder and shall revert to the Plan. If, after termination, the Awardholder does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Leaves of Absence.

(i) Unless the Administrator provides otherwise, vesting of Options granted hereunder to Service Providers shall be suspended during any unpaid leave of absence in excess of ninety (90) days.

(ii) A Service Provider shall not cease to be an Employee in the case of (A) any leave of absence approved by the Company or (B) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(iii) For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave, any Incentive Stock Option held by the Awardholder shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

11. Stock Awards.

(a) Rights to Purchase. Stock Awards may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Awards under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock Agreement in the form determined by the Administrator.

(b) Forfeiture or Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Agreement shall grant the Company a forfeiture right or repurchase option (depending upon whether the Awardholder paid for such Stock Award) exercisable upon termination of the purchaser’s service with the Company for any reason (including death or disability). The forfeiture right or repurchase option shall lapse at such rate as the Administrator may determine.

(c) Other Provisions. The Restricted Stock Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d) Rights as a Stockholder. Once the Stock Award is exercised, the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Award is exercised, except as provided in Section 13 of the Plan.

12. Transfer Restrictions for Options, Stock Awards and Shares Issued Under the Plan.

(a) Transfer Restrictions.

(i) Limited Transferability of Options and Stock Awards. Unless determined otherwise by the Administrator, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Awardholder, only by the Awardholder. Stock Awards shall be transferable to the extent provided for by the Administrator in the Restricted Stock Agreement.

(ii) Restrictions on Transfer of Shares. Prior to an Initial Public Offering, Shares received upon the exercise of an Option or through a Stock Award may not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of. Except as otherwise provided in the Option Agreement or Restricted Stock Agreement, such restrictions on transfer, however, will not apply to (i) a gratuitous transfer of the Shares, provided, and only if, Awardholder obtains the Company’s prior written consent to such transfer, (ii) a transfer of title to the Shares effected pursuant to Awardholder’s will or the laws of intestate succession, or (c) a transfer to the Company in pledge as security for any purchase-money indebtedness incurred by Awardholder in connection with the acquisition of the Shares.

(iii) Transferee Obligations. Each person (other than the Company) to whom the Shares are transferred by means of one of the permitted transfers specified in Section 12(a)(ii) must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement, to the same extent the Shares would be so subject if retained by Awardholder.

(b) Company’s Right of First Refusal.

(i) Before any Shares held by Awardholder may be sold or otherwise transferred (including any assignment, pledge, encumbrance or other disposition of the Shares, but not including a permitted transfer under Section 12(a)(ii)), the Company or its assignee will have an assignable right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 12(b) (the “Right of First Refusal”). Such Right of First Refusal shall terminate after the earlier of (i) an Initial Public Offering or (ii) a Change in Control where the successor corporation or its parent has shares that are publicly traded.

(ii) In the event Awardholder desires to accept a bona fide third-party offer for the sale or transfer of any or all of the Shares, Awardholder will promptly deliver to the Company a written notice (the “Notice”) stating the terms and conditions of any proposed sale or transfer, including (a) Awardholder’s bona fide intention to sell or otherwise transfer such Shares, (b) the name of each proposed purchaser or other transferee (the “Proposed Transferee”), (c) the number of Shares to be transferred to each Proposed Transferee, and (d) the bona fide cash price or other consideration for which Awardholder proposes to transfer the Shares (the “Offered Price”). Awardholder will provide satisfactory proof that the disposition of such shares to such Proposed Transferee would not be in contravention of the provisions of Section 12(a) and Awardholder will offer to sell the Shares at the Offered Price to the Company.

(iii) At any time within thirty (30) days after receipt of the Notice, the Company or its assignee may, by giving written notice to Awardholder, elect to purchase all or any portion of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with Section 12(b)(iv).

(iv) The purchase price for the Shares purchased under this Section 12(b) will be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the noncash consideration will be determined by the Board in good faith.

(v) Payment of the purchase price will be made, in the discretion of the Administrator, either (a) in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of Awardholder to the Company or such assignee, or by any combination thereof, within thirty (30) days after receipt of the Notice or (b) in the manner and at the time(s) set forth in the Notice.

(vi) If any of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee as provided in this Section, then Awardholder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price; provided that such sale or other transfer is consummated within 60 days after the date of the Notice; and provided, further, that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section will continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if Awardholder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice will be given to the Company, and the Company or its assignee will again be offered the Right of First Refusal before any Shares held by Awardholder may be sold or otherwise transferred.

(vii) Notwithstanding any other provision of this Agreement, Awardholder may not deliver a Notice and the Company may not exercise the Right of First Refusal earlier than six months and one day following the date of this Agreement (or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes).

(c) Vested Share Repurchase Right.

(i) The Company or its assignee will have the right to repurchase the Shares (the “Vested Share Repurchase Right”) in the event Awardholder terminates as a Service Provider for any reason whatsoever, including, without limitation, termination with or without Disability, death or cause. Such Vested Share Repurchase Right shall terminate immediately after the earlier of (i) an Initial Public Offering or (ii) a Change in Control where the successor corporation or its parent has shares that are publicly traded.

(ii) The Company may exercise the Vested Share Repurchase Right by giving Awardholder written notice within sixty (60) days after the date of Awardholder’s termination as a Service Provider (or exercise of the Option, if later) or as otherwise provided for in Section. Such notice will indicate the Company’s election to exercise the Vested Share Repurchase Right, the number of Shares to be repurchased by the Company and the per-share repurchase price. If the Company fails to give notice within such sixty (60) day period, the Vested Share Repurchase Right will terminate unless, to the extent permitted by applicable law, Awardholder and the Company have extended the time for the exercise of the Vested Share Repurchase Right.

(iii) Payment of the repurchase price will be made, at the option of the Company, either in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of Awardholder to the Company, or by any combination thereof, within thirty (30) days after the Company mails written notice of exercise of the Vested Share Repurchase Right. No interest will be paid on such amount.

(iv) The repurchase price for the Shares subject to the Vested Share Repurchase Right will be equal to the aggregate Fair Market Value of such Shares on the date the Company mails written notice of exercise of the Vested Share Repurchase Right, as determined by the Board. Awardholder will deliver the certificates) representing the Shares subject to the Vested Share Repurchase Right, duly endorsed for transfer to the Company, at the same time the Company delivers payment to Awardholder.

(v) Notwithstanding any other provision of this Agreement, the Company may not exercise the Vested Share Repurchase Right earlier than six months and one day following the date of this Agreement (or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes) (the “Holding Period”). To the extent a Holding Period is necessary to avoid such an accounting charge and to the extent permitted by applicable law, the sixty (60) day period specified in Section 12(c)(ii) will begin to run on the last day of such Holding Period.

13. Adjustments; Dissolution or Liquidation; Merger or Corporate Transaction.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number, kind, type and class of Shares that may be delivered under the Plan and/or the number, kind, type, class, and exercise price of Shares covered by each outstanding Option or Stock Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardholder as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

(c) Corporate Transaction. In the event of a Corporate Transaction, each outstanding Option shall be assumed, continued or an equivalent option substituted by the successor corporation or a Parent of the successor corporation (together, the “Successor Corporation”). In the event that the Successor Corporation in a Corporate Transaction refuses to assume, continue or substitute for the Option, then the Option shall terminate immediately prior to the close of the Corporate Transaction. The Administrator, in its sole discretion, shall determine whether each Option is assumed, continued, substituted or terminated. To the extent that the agreement relating to the Corporate Transaction provides for the treatment of each Option, the treatment in such agreement shall be determinative for the treatment of each Option for purposes of this Plan. If such Option shall terminated immediately prior to and contingent upon a Corporate Transaction, the Administrator shall provide the Awardholder notice of such termination and a period of at least one business day to exercise such Option prior to is termination in accordance with its terms.

In the event that the Successor Corporation in a Corporate Transaction refuses to assume, continue or substitute for an Option, then the Awardholder shall fully vest in and have the right to exercise such Option as to all of the Shares subject to such Option, including Shares as to which such Option would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption, continuation or substitution in the event of a Corporate Transaction, the Administrator shall notify the Awardholder in writing or electronically that the Option shall be fully exercisable immediately prior to the close of the Corporate Transaction. For the purposes of this Section, the Option shall be considered assumed, continued or substituted if, following the Corporate Transaction, the assumed, continued or substituted option or right confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of common stock in the Corporate Transaction.

In the event of a Corporate Transaction, any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to a Stock Award (the “Repurchase Rights”) may continue or be assigned by the Company to the Successor Corporation, in connection with such Corporate Transaction. In the event any Repurchase Rights are not continued or assigned to the Successor Corporation, then such Repurchase Rights shall lapse and the Stock Award shall be fully vested as of the effective date of the Corporate Transaction.

The Administrator, in its discretion, may (but is obligated to) either (x) accelerate the vesting of any Options and Stock Awards (including permitting the lapse of any repurchase rights held by the Company) and, if applicable, the time at which any Option may be exercised, in full or as to some percentage of the Option or Stock Award to a date prior to the effective time of a Corporate Transaction contingent upon the effectiveness of such Corporate Transaction or (y) provide for a cash payment in exchange for the termination of any Option or Stock Award or any portion thereof contingent upon the effectiveness of such Corporate Transaction.

(d) Change of Control. The Administrator may, in its discretion, provide for the acceleration of vesting of Options or Stock Awards in the individual Option or Restricted Stock Agreements.

14. Code Section 409A. If and to the extent that the Administrator believes that any Options or Stock Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the respective Option or Restricted Stock Agreement for such Options or Stock Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Awardholder and the Company.

15. Time of Granting Options and Stock Awards. The date of grant of an Option or Stock Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Award, or such later date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Award is so granted within a reasonable time after the date of such grant.

16. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Administrator shall obtain stockholder approval of any Plan amendment to the extent the Administrator deems necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Awardholder, unless mutually agreed otherwise between the Awardholder and the Administrator, which agreement must be in writing and signed by the Awardholder and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

(d) Amendment of Options and Stock Awards. The Administrator may at any time, and from time to time, amend the terms of any one or more Options or Stock Awards; provided, however, that the rights under any Option or Stock Award shall not be impaired by any such amendment unless the Awardholder consents in writing.

17. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Administrator may require the person exercising such Option or Stock Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19. Stockholder Approval. At the discretion of the Board, in order to comply with the requirements for the grant of Incentive Stock Options or any Applicable Laws, the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.